EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-122199, 333- 114739 and 333-139179) and Form S-8 (File No. 333-121140, 333-105453 and 333-135744) of Cash Systems, Inc. and Subsidiaries of our reports dated March 28, 2008, relating to the consolidated financial statements, the financial statement schedule, and the effectiveness of internal control over financial reporting, which reports contain an unqualified opinion on the financial statements and financial statement schedule and an adverse opinion on the internal control over financial reporting, (which includes an explanatory paragraph which express substantial doubt about the ability of Cash Systems, Inc. and subsidiaries to continue as a going concern), which appear on pages F-2 and 22, of this annual report on Form 10-K for the year ended December 31, 2007.
/s/ VIRCHOW, KRAUSE & COMPANY, LLP
Minneapolis, Minnesota
April 1, 2008